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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of FPA Medical Management, Inc. on Form S-3 of our report dated May 2, 1997, related to the supplemental consolidated financial statements of FPA Medical Management, Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated March 21, 1997, appearing in the Annual Report on Form 10-K/A of FPA Medical Management, Inc. for the year ended December 31, 1996 and our report dated May 2, 1997, appearing in the Current Report on Form 8-K/A of FPA Medical Management, Inc. filed on May 30, 1997.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

San Diego, California
July 9, 1997